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                                                                   EXHIBIT 10.19
NON-EMPLOYEE DIRECTOR COMPENSATION

      Each non-employee director receives an annual retainer of $10,000 for his or her services as a director, $3,500 for each Board meeting that he or she attends in person and $1,500 for each Board meeting that he or she attends via telephone. Each non-employee director also receives $1,000 for each meeting of the Compensation Committee or the Nominating and Corporate Governance Committee that he or she attends and $2,500 for each meeting of the Audit Committee that he or she attends, whether in person or via telephone, except that the Chair of the Audit Committee receives $3,500 for each Audit Committee meeting that he attends, the Chair of the Compensation Committee receives $2,000 for each Compensation Committee meeting that he attends and the Chair of the Nominating and Corporate Governance Committee receives $2,000 for each Nominating and Corporate Governance Committee meeting that he attends. The Chairman of the Board of Directors receives an additional $25,000 for his services as Chairman. The Company also pays each non-employee director $2,500 for each director education session conducted by the Company that the director attends in person. The Company reimburses each non-employee director for his or her out-of-pocket expenses incurred in attending Board of Directors' meetings and committee meetings.

      On the date of each annual meeting of shareholders, each non-employee director who is elected or reelected to the Board of Directors, or who otherwise continues as a director, automatically receives on the date of the annual meeting of shareholders a grant of that number of shares of restricted common stock having an aggregate fair market value on such date equal to an amount that is adjusted annually for changes in the Consumer Price Index, or CPI. In 2005, each non-employee director received shares of common stock having an aggregate value of $11,910.

      Each grant of restricted stock vests in equal one-third increments on the date of grant and, if the grantee is still a director, the first and second anniversaries of the date of grant. Until the earlier of (i) five years from the date of grant and (ii) the date on which the non-employee director ceases to serve as a director, no restricted stock may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Upon termination of a non-employee director's service as a director for any reason other than death, disability or retirement, all shares of his or her unvested restricted stock will be forfeited. Upon termination of a non-employee director's service as a director due to death, disability or retirement, all shares of his or her restricted stock will vest immediately.

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NAMED EXECUTIVE OFFICER COMPENSATION

The 2006 base salary of each of the Company's named executive officers, as determined by the Compensation Committee of the Company's Board of Directors in accordance with the terms and conditions of their respective employment agreements, the forms of which have previously been filed by the Company, are set forth below. The 2006 base salaries were effective as of January 1, 2006.

                                                          2006
                                                         Salary
                                                       ---------
Ken P. McDonald................................        $ 485,100
Claire M. Gulmi................................          325,000
David L. Manning...............................          325,000
Frank J. Coll..................................          260,000
Royce D. Harrell...............................          218,500

The named executive officers also participate in the Company's Cash Bonus Plan, as approved by the Compensation Committee. Pursuant to the 2006 Cash Bonus Plan, employees of the Company, including the executive officers, are eligible to receive cash bonuses based upon the Company's attainment of certain earnings targets and other specific targets related to an employee's specific area of responsibility, including surgery center profits and new acquisition and development transactions, in each case as determined by the Committee. For 2006, bonuses for Mr. McDonald and Ms. Gulmi will be based 50% upon the attainment of Company earnings targets, 33% upon targets related to surgery center profits, and 17% upon targets related to new acquisition and development transactions; Mr. Harrell's bonus will be based 33% upon the attainment of Company earnings targets, 50% upon targets related to surgery center profits, and 17% upon targets related to new acquisition and development transactions; and Mr. Coll's bonus will be based 33% upon the attainment of Company earnings targets, 50% upon targets related to surgery center profits, and 17% upon targets related to new acquisition and development transactions. Mr. Manning is eligible to receive a cash bonus of up to 30% of his base salary based upon the attainment of Company earnings targets and up to 10% of his base salary based upon targets related to profits for newly acquired surgery centers. Mr. Manning is eligible to receive an additional cash bonus based upon the number of new acquisition and development transactions completed during 2006. The maximum total bonus award that executive officers can receive ranges from 60% to 100% of base salary for 2006.

In addition, the named executive officers are eligible to receive awards pursuant to the Company's equity incentive plans and participate in the Company's non-qualified deferred compensation plan.